EX-99.1 Press Release

NEWS RELEASE
For Immediate Release
Contact: Investor Relations

(206) 298-2909
Contact: Investor Relations

(206) 298-2909

EMERITUS ANNOUNCES AGREEMENT TO PURCHASE FIVE COMMUNITIES

SEATTLE, WA,  July 31, 2008 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has entered into an agreement to acquire five communities currently leased by the Company for a purchase price of $62.5 million, plus estimated closing costs of approximately $2.8 million..  The five communities are comprised of 432 units and are located in Ohio, Florida, California and Michigan.

This transaction will increase the Company’s portfolio of owned properties to 154, or 60.4% of the total consolidated portfolio.

The Company intends to finance this transaction through mortgage debt equal to approximately 75% of the purchase price, seller-provided financing of $10.0 million, and the balance from the refund of certain security deposits and cash on hand.  The seller-provided financing is for a term of 3 years at an annual interest rate of 8.0%, increasing annually by 25 basis points, and monthly payments equal to accrued interest plus a $40,000 monthly principal payment.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 289 communities in 36 states representing capacity for 24,800 units and approximately 29,500 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.